Exhibit 17.1


                                   RESIGNATION
                                 JAMES WILLIAMS
                            25623 GOLDENSPRING DRIVE
                          DANA POINT, CALIFORNIA 92629


To the Board of Directors of Palomar Enterprises, Inc.
Carson City, Nevada


     Effective immediately I am resigning as independent director of Palomar Enterprises, Inc.


     Sincerely,



     /s/ James Williams
     ------------------
     James Williams


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